This Binding Term Sheet is dated 27, September 2018.

EPHS HOLDINGS, INC.
(hereinafter referred to as "**EPHS**")

- and -

STEVAN PERRY
on behalf of the shareholders of MVC (as hereinafter defined)

- and -

MERRITT VALLEY CANNABIS COMPANY CORP.
(hereinafter referred to as "**MVC**")

BINDING TERM SHEET

WHEREAS:

i. **EPHS** is a corporation incorporated pursuant to the laws of the state of Nevada corporation, which the corporation trades on the United States based OTC market under the trading symbol STNN.

ii. **Emerald Plants Health Source Inc** a wholly owned subsidiary corporation of EPHS.

iii. **Emerald Plants Health Source Inc** is a corporation incorporated pursuant to the laws of the province of Quebec. **Emerald Plants Health Source Inc** intends to cultivate and distribute cannabis in Canada. In the foregoing regard, intends to secure a commercial cultivation license under the Canadian ACMPR (the Access to Cannabis for Medical Purposes Regulations).

iv. **MVC** is a fully integrated Cannabis company formed for the purpose of delivering low cost energy, project plans, intellectual property and proprietary business plans developed for the Cannabis industry.

v. The parties hereto now wish to bind themselves to carry out certain binding terms for partnership agreement, as set out herein.

vi. On execution hereof, the parties agree to proceed to the purchase and sale of all shares in MVC.

   This will allow MVC to complete its distribution and lock in the employment/consulting agreements for MVC team members as set out on the MVC org chart scheduled "B" hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1. **Purchase and Sale.** Subject to the terms and conditions hereof and based upon the representations and warranties made herein by each of the parties to the other, Stevan Perry, on behalf of the shareholders of MVC (the "**Vendors**"), agrees to sell, grant, convey, assign, transfer and deliver to EPHS., and EPHS agrees to purchase and acquire from the Vendors all of the issued and outstanding shares in MVC.

2. **Closing Date**. The Closing Date of this agreement hereunder shall be the [3rd of October 2018]

3. **Investigation.** The parties hereto shall deliver to the other of them or the respective party's solicitors each of the following, either in original or true copy form:

   (a) **Corporate records**. A certificate of incumbency outlining the entity's signing officers, by-laws and shareholders;

   (b) **Title Documents**. Any lease documents, contracts for purchase or real estate, licensing documents concerning an ACMPR license, Warranties, Records;

   (c) **Consents**. An executed consent or consents to searches being undertaken by the relevant party's solicitors in respect of Ephs. or MVC, as applicable, in such form and with such content as the Ephs.'s Solicitors or the Vendors' Solicitors, as applicable, may reasonably request; and

   Other Documents. Such other documents and any other things relating to EPHS or MVC, as applicable, as are within the party's possession or control, as the EPHS. or the Vendors' Solicitors, or the Vendors or the Vendors' Solicitors, may request in writing.

   EPHS. shall have the right to determine that it does not wish to complete the purchase of the shares in accordance with this Agreement in the event that it determines there is a material adverse condition or concern affecting MVC prior to the Closing Date. Such option to terminate this Agreement may be exercised by EPHS. prior to the Closing Date by providing written notice of same to the Vendors in accordance with this Agreement, and upon delivery of such notice, EPHS. shall have no liability whatsoever to the Vendors.

4. **Share Consideration.** The aggregate consideration to be paid by EPHS. to the Vendors shall be share consideration in representing **8,100,000 shares** newly issued share that add to the outstanding shares in EPHS., which shares shall be voting common stock.

   The Share Consideration shall be issued by EPHS 15 days after signing of this agreement, best efforts. The shares issued shall be subject to conditions, such as trading restrictions and vesting periods, no less favorable than that of the stock held by EPHS founders and executives.

   The Share Consideration shall be subject to the statutory holding period prescribed by the OTC Market and legislation. In the event that any holding period is applicable, all founder and executive held stock shall be subjected to identical holding periods by way of an escrow whereby the Vendors appoint the escrow agent.

The parties hereto acknowledge that the nature of this transaction may result in a tax event for the Vendors. The parties hereto further acknowledge and agree that this is an unintended consequence of the consummation of the transaction and, as such, EPHS and MVC shall use its best efforts to minimize the potential tax effects of the transaction on the Vendors and will assist in structuring the transaction in a tax efficient manner for the Vendors.

5. **Core Conditions.**

The Vendors will not be obliged to complete the sale provided for in this Agreement unless, on the Closing Date, or such other date as may be expressly provided for in this Agreement, each of the following conditions has been satisfied, it being understood that these conditions are included for the exclusive benefit of the Vendors and may be waived in writing in whole or in part by the Vendors at any time:

(a) **Executive Leadership Role:** EPHS shall pass a resolution, concurrent with Closing, appointing a nominee of the Vendors (Stevan Perry) as president of EPHS.

(b) **Board Nominee**. EPHS shall pass a resolution, concurrent with Closing, appointing a nominee of the Vendors (Stevan Perry) to EPHS' Board of Directors.

(c) **56 Acre Merritt Real Estate**. EPHS shall take assignment of the offer to purchase the 56-acre real estate property in the City of Merritt, which the Vendors currently have under contract.

6. **Value Add MVC IP**

MVC shall use its best efforts to deliver and implement the below on a when and if able basis, and subject to board and management approvals.

(a) Scalable, low cost power. By utilizing the Merritt location, MVC and the Vendors shall use its/their best efforts to deliver low cost scalable power by way of leveraging its/their proprietary methods and developed intellectual property. Pairing the foregoing with using its/their best efforts in delivering world class power and project partners, MVC and the Vendors will increase EPHS credibility by securing master service and strategic partnering agreements with major industry partners that will further reduce project costs.

(b) Digital Media Marketing Solutions by Daily Hive. By leveraging its shareholders' entity, The Daily Hive, MVC shall add significant exposure to the EPHS brands and stock via these solutions.

(c) Retail Locations Business Plan. MVC possess in-house expertise and relationships and a business plan, that will enable a successful retail expansion and rollout processes across BC and Alberta.

7. **Representations or Warranties.**

There are no representations or warranties pertaining to this Agreement other than those contained herein in writing.

8. **General**

Time will be of the essence of this Agreement.

Provisions.

This Agreement ensures to the benefit of, and will be binding on, the parties and their legal representatives, successors and permitted assigns.

Any reference to a statute in this Agreement will be deemed to include a reference to the regulations made pursuant to such statute, together with all amendments made to such statute in force from time to time, and to any statute or regulation supplementing or superseding the referenced statute or the regulations made pursuant thereto, as amended from time to time.

Any reference to a person or corporation will include, and will be deemed to be a reference to, that person's or corporations, as applicable, executors, administrators, successors, personal representatives and permitted assigns, as the context may require.

The terms "**this Agreement**", "**hereof**", "**herein**", "**hereunder**" and similar expressions refer, for greater certainty, to this Agreement and not to any particular article, section, subsection, clause, sub clause, paragraph or subparagraph hereof.

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

Each party covenants to do and cause all things to be done and execute and deliver all such documents as may be required in order to carry out the provisions of this Agreement.

(a) Every notice given pursuant to this Agreement must be given in writing, to the addresses listed below:

i. if to EPHS

with a copy to:

ii. if to the Vendors: Jeff Hancock at:

with a copy to: Duboff Edwards Haight & Schachter Law Corporation, 155 Carlton Street, Suite 1900 Winnipeg, MB R3C 3H8 Attention: Sam Goszer e-mail: goszer@dehslaw.com

(b) Notice shall be sufficiently given if:

i. served by personal delivery on the party to whom it is being given, or delivered via courier, in which case notice shall be deemed to have been given on the date of delivery; or

ii. transmitted by facsimile or e-mail facilities to the party to whom it is being given, so long as such facsimile or e-mail

facilities confirm that the material so transmitted has been received at a receiving facsimile or e-mail facility at the facsimile number or e-mail address of the party to whom it is being given, in which case notice shall be deemed to have been given on the later of 9:00 A.M. (local time) on the first business day following transmission or eight hours after the time of transmission; and

Any party may change its address for the giving of notice by notice given to the other parties.

This Agreement is not assignable by either party without the prior written consent of the other party.

This Agreement may be signed in one or more counterparts, either originally or by way of facsimile (each of which will be deemed to be an original), all of which together will constitute one and the same document.

9. **Schedules.** "A" – MVC Org Chart -

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

EPHS HOLDINGS INC.

Per:

JOHN BENTIVGLIO, CEO
I have authority to bind the corporation.

MERRITT VALLEY CANNABIS COMPANY

Per:

STEVAN PERRY, CEO/Founder
I have authority to bind the corporation.

MERRITT Valley CANNABIS CO

SCHEDULE A – THE VENDORS
MVC Equity Distribution Org Chart



CEO/Founder/Energy
Steve Perry
Manny Bahai
VP Projects
Jeff Hancock
Corporate GM
Sean Piekaar
VP Facility
Managment
Operations
Chris Thompson
Technology + Data
Clark Kedzioria
VP Cultivation
Barry McBride
Marketing
Daily Hive
Karm Sumal
Major Project Advsier
Adrian Ryan
Fenix Energy
Power Adviser
Drew Gelley
Fundamental Power
Technology + Data
Ron Sartena
Technolgy
Trevor Hanceroff
Technolgoy
Dave Speers